Exhibit 4.2

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of the capital stock of Senti Biosciences Holdings, Inc. (the “Company,” “Senti,” “we,” “us,” and “our”) as of the date of this Current Report on Form 8-K (the “8-K”) as specified in our Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”). Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this exhibit titled “Description of Securities,” you should refer to the Charter, the Bylaws, the Investor Rights and Lock-up Agreement dated June 8, 2022, by and among us (as successor to Senti Biosciences, Inc.) and the parties listed therein as Investors (the “Investor Rights and Lock-Up Agreement”), and the Registration Rights Agreement dated December 2, 2024 between us (as successor to Senti Biosciences, Inc.) and the parties listed therein (the “Registration Rights Agreement”), which are included as exhibits Senti Biosciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, and to the applicable provisions of Delaware General Corporation Law (the “DGCL”).

Authorized and Outstanding Stock

The Charter authorizes the issuance of 510,000,000 shares, consisting of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of April 23, 2026, there were 31,144,754 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of our common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock possess all voting power for the election of the directors and all other matters requiring stockholder action. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of our common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. We have not historically paid any cash dividends on our common stock to date and do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on our common stock unless our common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, our net assets will be distributed pro rata to the holders of our common stock, subject to the rights of the holders of the preferred stock, if any.

Preemptive or Other Rights

There are no sinking fund provisions applicable to our common stock.

Transfer Rights

Subject to applicable law and the transfer restrictions set forth in Article IV of the Bylaws, shares of our common stock and the rights and obligations associated therewith are fully transferable to any transferee.

Preferred Stock

Undesignated Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations and restrictions thereof. Our board of directors is also able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Senti or the removal of existing management.

Registration Rights

2022 Registration Rights Agreement

We (as successor to Senti Biosciences, Inc.) and certain of our stockholders are party to the Investor Rights and Lock-up Agreement, pursuant to which, among other things, such stockholders were granted certain registration rights with respect to certain shares of securities held by them.

The holders of the Founder Shares (as defined in the Investor Rights and Lock-up Agreement), the holders of the Private Placement Shares (as defined in the Business Combination Agreement) and the Anchor Investors (as defined in the Business Combination Agreement) are entitled to registration rights pursuant to the registration and stockholder rights agreement requiring us to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements. Under the Investor Rights and Lock-up Agreement, the Anchor Investors will be entitled to registration rights in respect of these shares. In addition, the PIPE Investors (as defined in the Business Combination Agreement) are entitled to registration rights pursuant to the subscription agreements they entered into with us in connection with the PIPE Investment (as defined in the Business Combination Agreement).

These registration rights are only applicable so long as we do not already have a resale registration statement in effective for these shares. As of the date of this Form 8-K, we currently have in effect a resale registration statement for the shares included in the Investor Rights and Lock-up Agreement.

Registration Rights Agreement

We (as successor to Senti Biosciences, Inc.) and the investors, who participated in the private placement transaction in December 2024 (the “PIPE Transaction”), are party to the Registration Rights Agreement, pursuant to which, among other things, we agreed to file, as promptly as reasonably practicable following the closing of the PIPE Transaction, but, in any event, not later than one hundred twenty (120) days thereafter (the “Filing Date”), a resale registration statement on Form S-3 (or Form S-1 if Form S-3 is not available) providing for the resale by the Selling Securityholders of (i) the shares of common stock issuable upon conversion of the Series A Preferred Stock and (ii) the shares of common stock issuable upon the exercise of the Warrants , wherein (i) and (ii) collectively are referred to as the Registrable Shares, and to use commercially reasonable efforts to cause such resale registration statement to be declared effective as soon as practicable but in any event no later than the earlier of (a) the seventy-fifth (75th) calendar day following the Filing Date of the registration statement if the SEC notifies us that it will “review” the registration statement and (b) the fifth (5th) business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We also agreed to take all steps necessary to keep such registration statement effective at all times until all Registrable Shares have been resold, or there remains no Registrable Shares. We have agreed to pay a liquidated damages penalty upon certain failures to meet the deadlines set forth above or to keep the resale registration statement continuously effective, which penalties will not exceed 5% of the aggregate subscription amount.

Anti-Takeover Provisions

Charter and Bylaws

Among other things, the Charter and Bylaws (as amended from time to time):

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permit our board of directors to issue up to 10,000,000 shares of preferred stock, of which 21,200 shares were designated Series A Preferred Stock, as described above under the section titled “-Preferred Stock,” with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that our number of directors may be changed only by resolution of our board of directors;

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provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 75% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that special meetings of our stockholders may be called by our board of directors pursuant to a resolution adopted by a majority of the board;

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provide that our board of directors will be divided into three classes of directors, with the directors serving three year terms, therefore making it more difficult for stockholders to change the composition of our board of directors; and

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not provide for cumulative voting rights, therefore allowing the holders of a majority of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

To the fullest extent permitted by the DGCL, our Charter and Bylaws, provide that our board of directors and Officers (as defined in the DGCL) shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty except for liability (a) for any breach of the director or officer’s duty of loyalty to us or our stockholders, (b) for the director or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the director or officer derived an improper personal benefit, (d) in the case of directors, under Section 174 of the DGCL or (e) in the case of officers, arising from any claim brought by or in the right of the Company.

Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

The combination of these provisions make it more difficult for the existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an “interested stockholder”;

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•	the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control.

Choice of Forum

Pursuant to our Bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws (including their interpretation, validity or enforceability); or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act of 1933 (the “Securities Act”), or the Securities Exchange Act of 1934 the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the Securities Act, the Exchange Act or any other federal securities laws or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternate forum, the United States federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these exclusive forum provisions.

The forum selection provisions in our Bylaws may limit our stockholders’ ability to litigate disputes with us in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, these forum selection provisions may impose additional litigation costs for stockholders who determine to pursue any such lawsuits against us.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for our common stock.

Trading Symbol and Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “SNTI”.